EXHIBIT 4.9
NORTEK, INC.
GLOBAL NOTE
representing up to $
10% Senior Notes due 2018

No.	CUSIP No. Principal Amount: $
     NORTEK, INC., a Delaware corporation (the “Issuer,” which term includes any successor corporation), for value received, promises to pay to CEDE & CO. or its registered assigns, the principal sum of ($ ) on December 1, 2018.
     Interest Payment Dates: June 1 and December 1, commencing June 1, 2011.
     Record Dates: May 15 and November 15.
     Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.
     IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

NORTEK, INC.
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION
     This is one of the 10% Senior Notes due 2018 described in the within-mentioned Indenture.
Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

(Reverse of Note)
Nortek, Inc.
10% Senior Notes due 2018
     THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     SECTION 1. Interest. Nortek, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 10% per annum. The Issuer will pay cash interest semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. The Issuer will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     SECTION 2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Issuer shall pay principal, premium, if any and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Issuer prior to the Record Date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.
     SECTION 3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.
     SECTION 4. Indenture. The Issuer issued the Notes under an Indenture dated as of November 23, 2010 (the “Indenture”) among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

     SECTION 5. Optional Redemption.
     (a) At any time prior to December 1, 2013, the Issuer shall be entitled on any one or more occasions to redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (which includes any Additional Notes) at a Redemption Price of 110.000% of the principal amount thereof, plus accrued and unpaid interest thereon, to the Redemption Date, with the net cash proceeds of one or more Designated Offerings of the Issuer (or of any Parent to the extent such proceeds are contributed to the equity capital of the Issuer, other than in the form of Disqualified Stock); provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (which includes any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries) and (2) such redemption occurs within 90 days of the date of the closing of such Designated Offering. Notice of any redemption upon any Designated Offering may be given prior to such redemption, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Designated Offering.
     (b) On or after December 1, 2014, the Issuer shall be entitled to redeem all or part of the Notes, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2014	105.000%
2015	102.500%
2016 and thereafter	100.000%
     (c) In addition, at any time and from time to time prior to December, 2014, the Company may redeem all or any portion of the Notes outstanding at a redemption price equal to (i) 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest and Additional Interest, if any, thereon to such redemption date, plus (ii) the Make Whole Amount.
     SECTION 6. Offers to Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Issuer shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.
     SECTION 7. Notice of Redemption. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address. No Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.
     SECTION 8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer or the Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Issuer or the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of the Notes to be redeemed.
     SECTION 9. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     SECTION 10. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated Notes, comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any change that does not adversely affect the rights of any Holder of a Note.
     SECTION 11. Defaults and Remedies. If a Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes generally may declare the principal of and accrued interest, if any, on such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of the Notes or in respect of certain covenants set forth in the Indenture.
     SECTION 12. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.
     SECTION 13. No Recourse Against Others. No director, officer, employee, incorporator, member, partner or stockholder of the Issuer, any Guarantor, any Subsidiary, or any Parent shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     SECTION 14. Trustee Dealings with the Issuer. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

     SECTION 15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     SECTION 17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     SECTION 18. Guarantees. The Note will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.
     SECTION 19. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM
     I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)
     and irrevocably appoint:
     Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

Date: ___________________	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:__________________________________
SIGNATURE GUARANTEE
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guaranty program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, check the appropriate box:
Section 4.09 ☐       Section 4.13 ☐
     If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, state the amount: $

Dated: ___________________	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee
Medallion Program (or other signature guarantor
program reasonably acceptable to the Trustee)